Exhibit 5.1

Micropolis Holding Company 89 Nexus Way, Camana Bay Grand Cayman, KY1-9009 Cayman Islands	D:	+852 3656 6054 / +852 3656 6061
	E:	nathan.powell@ogier.com / florence.chan@ogier.com
	Reference:	FYC/AGC/506565.00002

19 September 2025

Dear Sirs

Micropolis Holding Company (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the Registration Statement), as filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended to date (the Act). The Registration Statement relates to a resale by a selling shareholder of the Company as identified in the Registration Statement (the Selling Shareholder) of up to 7,100,000 ordinary shares with a par value of US$0.0001 each (the Ordinary Shares), which consist of (i) up to 5,000,000 Ordinary Shares issuable upon exercise of a warrant (the Warrant) issued to the Selling Shareholder dated 21 August 2025 (the Warrant Shares) and (ii) up to 2,100,000 Ordinary Shares issuable upon conversion of a convertible promissory note dated 21 August 2025 (the Convertible Note) issued to the Selling Shareholder (the Conversion Shares and, together with the Warrant Shares, the Resale Shares).

We are furnishing this opinion as Exhibit 5.1 and Exhibit 23.2 to the Registration Statement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents (the Documents):

(a)	the certificate of incorporation of the Company dated 23 February 2023 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li	Cecilia Li Rachel Huang** Yuki Yan** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

(b)	the amended and restated memorandum and articles of association of the Company adopted by special resolutions passed on 12 February 2025 with effect from 6 March 2025 (the Memorandum and Articles);

(c)	the certificate of good standing dated 22 August 2025 issued by the Registrar in respect of the Company (the Good Standing Certificate);

(d)	the register of directors and officers of the Company filed with the Registrar on 22 January 2025 (the Register of Directors);

(e)	the shareholder list of the Company as at 22 August 2025 provided to us by the Company on 22 August 2025 (the Listed Register of Members, and together with the Register of Directors, the Registers);

(f)	A certificate dated 19 September 2025 as to certain matters of fact signed by a director of the Company (the Director’s Certificate);

(g)	the written resolutions of the board of directors of the Company dated 21 August 2025 approving, among other things, the Warrant and the Convertible Note (the Board Resolutions);

(h)	the Convertible Note;

(i)	the Warrant; and

(j)	the Registration Statement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate, the Registers and the Director’s Certificate is accurate and complete as at the date of this opinion;

(e)	the Memorandum and Articles provided to us are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

(f)	all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(g)	the Board Resolution remains in full force and effect and have not been, and will not be, rescinded or amended, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the transactions set out in the Board Resolutions and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Board Resolutions which has not been properly disclosed in the Board Resolutions;

(h)	the Company will have sufficient authorised but unissued share capital to effect the issue of any Resale Shares at the time of issuance on the exercise of any Warrant and/or Convertible Note, and that all terms and conditions of the Warrant and/or the Convertible Note (as the case may be) have been duly satisfied upon the exercise of the Warrant and/or the Convertible Note by its holder;

(i)	the Company has received or will have receive consideration for the full exercise price of the Resale Shares, which shall be equal to at least the par value thereof;

(j)	neither the directors and shareholders of the Company have taken or will take any steps to wind up the Company or to appoint a liquidator or restructuring officer of the Company, and no receiver has been or will be appointed over any of the Company’s property or assets;

(k)	the Company is, and after the allotment (where applicable) and issuance of any Resale Share will be, able to pay its liabilities as they fall due; and

(l)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar under the laws of the Cayman Islands.

Authorised Share capital

(b)	Based solely on the Memorandum, the authorised share capital of the Company is USD20,000 divided into 200,000,000 ordinary shares of par value USD0.0001 each

Valid Issuance of Resale Shares

(c)	The Warrant Shares to be issued pursuant to the Warrant have been duly authorised for issuance, and when:

(i)	issued by the Company upon due exercise of the Warrant in accordance with the terms thereof, Board Resolutions and the provisions of the memorandum and articles of association of the Company then in effect, and once consideration as stated in the Warrants, which shall not be less than the par value per Warrant Share, is paid; and

(ii)	such issuance of Warrant Shares has been duly registered in the Company’s register of members as fully paid shares,

will be validly issued, fully paid and non-assessable.

(d)	The Conversion Shares to be issued pursuant to the Convertible Note have been duly authorised for issuance, and when:

(i)	issued by the Company upon due exercise of the Convertible Note in accordance with the terms thereof, the Board Resolutions and the provisions of the memorandum and articles of association of the Company then in effect, and once consideration as stated in the Convertible Note, which shall not be less than the par value per Conversion Share, is paid; and

(ii)	such issuance of Conversion Shares has been duly registered in the Company’s register of members as fully paid shares,

will be validly issued, fully paid and non-assessable.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the Registration Statement or the Documents will result in the breach of or infringe any other agreement, deed or document (other than the Memorandum and Articles) entered into by or binding on the Company.

4.2	Under the Companies Act (Revised) (the Companies Act) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of this opinion, the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforcement of Civil Liabilities – Cayman Islands” and “Legal Matters” of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Commission thereunder.

This opinion may be used only in connection with the offer and resale of the Resale Shares while the Registration Statement is effective.

Yours faithfully

/s/ Ogier

Ogier

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